[FHLBank Atlanta Letterhead]

August 5, 2010

[member address]

Dear [member],

The Board of Directors of the Federal Home Loan Bank of Atlanta (FHLBank Atlanta) has elected Miriam Lopez to fill a vacant member directorship designated for the State of Florida. The vacancy resulted when Director Lopez's prior employment with TransAtlantic Bank ended. She subsequently was appointed as president and director of Marquis Bank in North Miami Beach, Florida (FHFA ID No. 54419) and thereby became eligible again to serve on the board. Director Lopez's term as the member director representing Florida ends December 31, 2010.

The filling of the vacancy is unrelated to FHLBank Atlanta's ongoing election to fill the Florida member directorship with a term beginning on January 1, 2011.

Very truly yours,

Jill Spencer

Interim President and Chief Executive Officer